Exhibit T3E.1

[ON THE LETTERHEAD OF LUXFER HOLDINGS PLC]

Date: 12 January 2007

To:

1.                                      The ultimate beneficial holders of the
10.125% senior notes of Luxfer
Holdings PLC due in 2009 (ISIN
numbers XS0102103990,
XS0104021158 and XS0096433973);
and

2.                                      All Non-Management Shareholders (as
defined in the Scheme Document dated
20 December 2006); and

3.                                      All Management Shareholders as
defined in the Scheme Document dated
20 December 2006.

Re: Reorganisation Proposal in Relation to two Schemes of Arrangement pursuant to section 425 of the Companies Act 1985 between Luxfer Holdings PLC (incorporated and registered in England and Wales with number 3690830) and firstly its Scheme Creditors and secondly its Scheme Shareholders (as defined in the scheme document dated 20 December 2006)

This refers to the proposed reorganisation of Luxfer Holdings PLC (the “Company”) and the proposed Schemes set out in the Scheme Document dated 20 December 2006 (the “Scheme Document”). Unless defined in this letter, all capitalised terms used herein will have the meaning given to them in the Scheme Document.

The Company proposes the following amendments in relation to the Scheme Document:

1.                                      Minimum Denominations of New Notes

The Scheme Document provides that the New Notes may be distributed and may be traded only in minimum amounts of £50,000 and integral multiples of £1.00 in excess thereof. Subsequent to posting the Scheme Document, however, the Company has been notified that there are a small number of Scheme Creditors who, under the terms of the Noteholder Scheme, will receive New Notes in an aggregate principal amount of less than £50,000. The Company, therefore, proposes to amend the proposed Noteholder Scheme to provide that New Notes may be distributed and traded in minimum amounts of £1,000 and integral multiples of £1.00 in excess thereof. Accordingly, the last paragraph of clause 4.7 (“Issue of New Notes”) of the Noteholder Scheme (appearing in Part Five Section I at page 117 of the printed Scheme Document) is substituted with the following (new language is underlined, deletion not shown):

“The New Notes will be distributed to each Scheme Creditor through Euroclear and Clearstream at the Effective Time. New Notes will be issued in minimum denominations of £1.00 and integral multiples of £1.00 in excess thereof. The New Notes will be distributed and may be traded in minimum amounts of £1,000 and integral multiples of £1.00 in excess thereof. Where the aggregate principal face amount of New Notes that a Scheme Creditor is entitled to receive includes a fraction, such fraction will be rounded down to the nearest £1.00.”

All references in the Explanatory Statement and other parts of the Scheme Document to the New Notes (including any Definitive Registered Security) being distributed and traded in minimum amounts of £50,000 should be amended to £1,000. Moreover, all references in Part Three of the Scheme Document to a New Note (including any Definitive Registered Security) not being redeemed or purchased in connection with a partial redemption of the New Notes, an Offer to Purchase as part of an Asset Sale or Change of Control, or otherwise, if the portion of the New Note not being so redeemed or purchased is less than £50,000, should be amended to provide that such partial redemptions or purchases will not be made if the portion of the New Note not being so redeemed or purchased is less than £1,000. As a result, the New Trustee may authenticate and deliver New Notes in connection with such events provided such New Notes have an aggregate principal amount of at least £1,000.

2.                                      Definition of “MIP Members”

The Noteholder Scheme and the Shareholder Scheme in the Scheme Document set out the names of certain members of the management of the Company who are the MIP Members. Subsequent to posting of the Scheme Document by the Company to the Scheme Shareholders and Scheme Creditors, the Company has been informed that certain MIP Members may, pursuant to the Initial Transfers, purchase shares in the Company through their personal pension schemes. Accordingly, the definition of MIP Members (appearing in Part Five Section I at page 113 of the Noteholder Scheme and in Part Five Section II at page 124 of the Shareholder Scheme as set out in the printed Scheme Document) should be substituted with the following (new language is underlined):

“MIP Members means: (i) all Management Shareholders; and (ii) Peter Haslehurst; and (iii) Edward Haughey; and (iv) Andrew Beaden, and (v) David Rix; and (vi) Michael Edwards; and (vii) Bruno Arfaoui; and (viii) Simon Tarmey; and (ix) Graham Wardlow; and (x) Christopher Barnes; and (xi) Peter Moles; and (xii) after the Effective Date, certain other senior managers of members of the Group from time to time; and / or (xiii) any pension trust or scheme holding New Ordinary Shares for the benefit of any of the above persons;”

The definition of MIP Members contained at page 9 of the Definitions section of the Scheme Document is likewise amended. All other references in the Explanatory Statement and other parts of the Scheme Document to MIP Members are changed accordingly.

3.                                      Typographical Error in Part Five Section I at page 118 of the Noteholder Scheme

There is a minor typographical error in clause 4.20 of the Noteholder Scheme (“Determination of Share Entitlements”) appearing in Part Five Section I at page 118 of the printed Scheme Document. The relevant passage at clause 4.20 should state (new language is underlined, deletion not shown):

“4.20                 The Company will promptly record in its register of members the Share Entitlement of each Scheme Creditor with an Agreed Share Entitlement in accordance with the details set out in such Noteholders’ Form of Proxy or Distribution Notice, or as may otherwise be determined by the Company to be appropriate in the circumstances, and will promptly send a letter to the relevant Scheme Creditor confirming such recording.”

*******************

An amended version of the Noteholder Scheme with the changes set out in paragraphs 1, 2 and 3 included is attached as Annex A and an amended version of the Shareholder Scheme with the change set out in paragraph 2 included is attached as Annex B.

At the Scheme Creditors’ Meeting convened by order of the Court for 9:30 a.m. on 23 January 2007, a resolution to approve the amendments set out in paragraphs 1, 2 and 3 above will be proposed and the resolution to approve the Noteholder Scheme will propose the sanctioning of the Noteholder Scheme amended as above.

At each of the Shareholders’ Scheme Meetings convened by order of the Court on 23 January 2007, resolutions to approve the amendments set out in paragraph 2 above will be proposed and the resolution to approve the Shareholder Scheme will propose the sanctioning of the Shareholder Scheme amended as above.

*******************

4.                                      Typographical Error in Part Two at page 41 of the Scheme Document

There is a minor typographical error in paragraph (iv) (“What will you receive under the Schemes? — Under the Shareholder Scheme”) appearing in Part Two at page 41 of the printed Scheme Document. The relevant passage at paragraph (iv) should state (new language is underlined, deletion not shown):

“(iv)                     Non-Management Shareholders as of the Record Date who will be required to sell to the Bare Trustee all New Ordinary Shares and Deferred Shares acquired pursuant to the conversion described in (i) above, will receive the following in consideration (calculated on the assumption that all £0.01 existing ESOP options have been exercised) for the sale of their New Ordinary Shares to the Bare Trustee (by reference to each Ordinary Share and Preference Share held by such Non-Management Shareholder on the Record Date):

For each Ordinary Share and Preference Share held on the Record Date	£ 0.074	”

Yours truly,

/s/ BRIAN PURVES

For Luxfer Holdings PLC

(Authorised Signatory)

Annex A

(Amended Version of the Noteholder Scheme)

PART FIVE

SECTION I

IN THE HIGH COURT OF JUSTICE

CHANCERY DIVISION

COMPANIES COURT

IN THE MATTER OF LUXFER HOLDINGS PLC

—and—

IN THE MATTER OF THE COMPANIES ACT 1985

SCHEME OF ARRANGEMENT

(under section 425 of the Companies Act 1985)

—between—

LUXFER HOLDINGS PLC

(Incorporated and registered in England and Wales with number 3690830)

—and—

SCHEME CREDITORS

1.                                      Interpretation

In this Noteholder Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“Agreed Share Entitlement”	means a Share Entitlement which has been agreed by the Company in accordance with clauses 4.19 and 4.21 of this Noteholder Scheme;
“B Preference Shares”	means the redeemable cumulative B preference shares of £1 each in the share capital of the Company;
“Bare Trustee”

means a special purpose vehicle to be set up by the Company to act as bare trustee on behalf of the Scheme Creditors other than Luxfer Group Limited and, where appropriate, the ESOP, in connection with the Schemes, pursuant to the Schemes and the Bare Trustee Appointment Agreement;

“Bare Trustee Appointment Agreement”	means the Bare Trustee Appointment Agreement to be entered into between the Company and the Bare Trustee;
“Board” or “Directors”	means the directors of the Company, from time to time, the names of the current directors being set out in section E of Part Six of this document;
“Business Day”	means a day (excluding Saturday or Sunday or public holidays) on which banks in England and Wales generally are open for the transaction of normal banking business;
“Cash Proceeds”

means a sum of £8.5 million in cash (comprising part of the Interest Payment) to be paid by the Bare Trustee (acting on behalf of the Scheme Creditors, other than Luxfer Group Limited) to the Non-Management Shareholders, as consideration for the sale of 8,700,000 New Ordinary Shares and 651,835,878,949 Deferred Shares by the Non-Management Shareholders to the Bare Trustee (acting on behalf of the Scheme Creditors, other than Luxfer Group Limited) and to pay stamp duty costs related thereto;

“Clearstream”	means Clearstream Banking, société anonyme;
“Close Brothers”	means Close Brothers Corporate Finance Limited;

“Committee”

means the informal ad hoc committee of Noteholders from time to time, currently comprising Avenue Europe International Ltd., Avenue Europe Investments L.P., Cypress Management Advisors, LLC, ORN European Debt Fund, L.P., and Standard Life Investments;

“Committee’s Advisers”	means Houlihan Lokey Howard & Zukin and Bingham McCutchen LLP;
“Common Depositary”	means The Bank of New York as common depositary for Euroclear and Clearstream with respect to the depositary interests issued with respect to the Senior Notes;
“Companies Act”	means the Companies Act 1985, as amended;
“Company”	means Luxfer Holdings PLC, a public limited company incorporated in England and Wales with registered number 3690830;
“Company’s Advisers”	means Close Brothers and Cleary Gottlieb Steen & Hamilton LLP;
“Consenting Noteholders”	means certain holders of the Senior Notes as defined in the Reorganisation Agreement;
“Court”	means the High Court of Justice in England and Wales;
“Creditor”	means a creditor of the Company, whether actual or contingent;
“Custodian”	means The Bank of New York, London Branch, as custodian with respect to the Senior Notes in global form;
“Deed of Release”

means the deed of release in favour of the Company, the Company’s Advisers, the Consenting Noteholders, the Committee and the Committee’s Advisers to be executed by the Depositary for itself and on behalf of all the Scheme Creditors, and The Bank of New York, London Branch, in its capacity as the Custodian, Common Depositary and Trustee, pursuant to the Noteholder Scheme;

“Deferred Shareholders”	means the registered holders of one or more Deferred Shares;
“Deferred Shares”	means the 20,000 deferred shares of £0.0001 each in the share capital of the Company, and such further deferred shares to be issued pursuant to the Reorganisation;
“Depositary”	means The Bank of New York Trust Company (Cayman) Limited, as Book-Entry Depositary (as defined in the Indenture);
“Deposit Agreement”	means the Book-Entry Deposit Agreement dated as of 9 April 1999 between the Company, the Depositary, the Custodian and the Holder and Beneficial Owners referred to therein;
“Disputed Share Entitlement”	means a Scheme Claim for a Share Entitlement which has been rejected by the Company in accordance with clause 4.26;
“Distribution Notice”	means a distribution notice in the form attached as Appendix XX to the scheme document;
“Effective Date”

means, with respect to each of the Schemes, the date on which the office copy of the order of the Court sanctioning the Scheme pursuant to section 425 of the Companies Act is delivered to the Registrar of Companies in England and Wales for registration, which is expected to be on or about 6 February 2007;

“Effective Time”	means the time when both the Schemes have come into effect (the Effective Date having occurred in respect of each of them);
“ESOP”	means the employee benefit trust known as The Luxfer Group Employee Share Ownership Plan 1997 established by the Company, with Halifax EES Trustees International Limited as trustees;
“Euroclear”	means Euroclear Bank S.A. / N.V., as operator of the Euroclear system;
“Explanatory Statement”	means the statement set out at Parts One and Two of the scheme document in accordance with section 426(2) of the Companies Act;
“Form of Noteholders’ Proxy”	means the form of proxy for use by Scheme Creditors in connection with the Scheme Creditors’ Meeting, attached as Appendix XII to the scheme document;
“Form of Shareholders’ Proxy”

means the form of proxy for use by Scheme Shareholders in connection with the meetings of such shareholders for the purpose of the Shareholder Scheme, attached in Appendices XIII, XIV, XV and XVI to the scheme document;

“Forms of Proxy”	means, as applicable, the Form of Noteholders’ Proxy and the Form of Shareholders’ Proxy;
“Group”	means the Company and its Subsidiaries from time to time;

“Indenture”	means the indenture under which the Senior Notes were issued, dated as of 9 April 1999, between the Company and the Trustee;
“Inter-company Loan Agreement”	means an agreement to be entered into between Luxfer Group Limited (as lender) and the Company (as borrower);
“Interest Payment”

means a sum of cash in full and final settlement of the outstanding interest due under the Senior Notes from 2 May 2006 to the Effective Date and cancellation of all rights and claims in respect thereof; such aggregate cash sum calculated as £8.5 million, plus a further aggregate sum of £18,379.7192 per day for each day from 1 November 2006 to the Effective Date (inclusive);

“Luxfer Group Limited”	means Luxfer Group Limited, a private company registered in England and Wales with registration number 3944037;
“Management Shareholders”

means the following Shareholders holding Ordinary Shares and/or Preference Shares: (i) Brian Purves; (ii) Stephen Williams; (iii) B G Purves Retirement Trust; (iv) Christopher Dagger; (v) Linda Seddon; (vi) Andrew Butcher; (vii) Dick Hirons; (viii) Duncan Banks; (ix) James Gardella; (x) John Dibble; (xi) John Rhodes; (xii) Neil Kershaw; (xiii) Robert Bailey; and (xiv) Halifax EES Trustees International Limited, Trustees of the ESOP;

“MIP Members”

means: (i) all Management Shareholders; and (ii) Peter Haslehurst; and (iii) Edward Haughey; and (iv) Andrew Beaden, and (v) David Rix; and (vi) Michael Edwards; and (vii) Bruno Arfaoui; and (viii) Simon Tarmey; and (ix) Graham Wardlow; and (x) Christopher Barnes; and (xi) Peter Moles; and (xii) after the Effective Date, certain other senior managers of members of the Group from time to time; and / or (xiii) any pension trust or scheme holding New Ordinary Shares for the benefit of any of the above persons;

“New Indenture”	means the indenture under which the New Notes will be issued, to be dated as of the Effective Date, between the Company and the Trustee;
“New Notes”

means notes of the Company due in 2012 to be issued pursuant to the Noteholder Scheme under the terms and conditions of the New Indenture, in minimum denominations of £1.00 each and integral multiples of £1.00 in excess thereof, the terms of which are more fully described in Part Three of the scheme document;

“New Ordinary Shares”	means ordinary shares of £1 each in the share capital of the Company resulting from the conversion of certain Ordinary Shares and Preference Shares of the Company pursuant to the Schemes;
“Non-Management Shareholders”	means Ordinary Shareholders and Preference Shareholders, other than MIP Members;
“Noteholder”

means the person with the ultimate beneficial interest in any Senior Notes (including in the form of a book-entry interest in a depositary interest in such Senior Notes), as well as (without limitation), all and any rights and authorities given to them by the Depositary pursuant to an undertaking in this regard and/or pursuant to the Indenture;

“Noteholder Scheme”

means this scheme of arrangement between the Company and the Scheme Creditors under section 425 of the Companies Act, with any modification, addition or condition that the Court may think fit to approve or impose;

“Ordinary Shareholder”	means a registered holder of one or more Ordinary Shares;
“Ordinary Shares”	means the ordinary shares of £0.6487 each in the share capital of the Company;
“Post-Reorganisation Board”

means, as of the Effective Date, Brian Purves (as the Chief Executive Officer) and Stephen Williams (as the Finance Director) as Executive Directors, and Peter Haslehurst as Chairman, and two non-executive directors initially to be appointed by the Board in consultation with representatives of holders of New Ordinary Shares (other than MIP Members);

“Preference Shareholder”	means a registered holder of one or more Preference Shares;
“Preference Shares”	means the redeemable cumulative preference shares of £0.6487 each in the share capital of the Company;

“Principal Amount”	means the amount which is equivalent to the sum of £68.525 million plus a further amount equivalent to £2,816.0959 per day for each day from 1 November 2006 to the Effective Date (inclusive);
“Record Date”	means 6.30 p.m. London time on the Business Day immediately preceding the Effective Date;
“Reorganisation”	means the reorganisation of the Company as described in Part Two of the scheme document;
“Reorganisation Agreement”	means the reorganisation agreement dated 13 October 2006 in relation to the Reorganisation between the Company and the Consenting Noteholders;
“Scheme Claim”

means any claim against the Company in respect of any liability of the Company arising directly or indirectly in relation to the Senior Notes including any liability of the Company in respect of loss or damage suffered or incurred by any person as a result of investing in the Senior Notes, or pursuant to or under the terms of the Indenture, excluding, however, any claims against the Company by the Trustee pursuant to section 7.7 of the Indenture and any claims against the Company by the Depositary pursuant to section 3.06 of the Deposit Agreement;

“Scheme Creditor”	means a Creditor in respect of a Scheme Claim;
“Scheme Creditors’ Meeting”

means a meeting of Scheme Creditors (other than Luxfer Group Limited) to approve the Noteholder Scheme convened by order of the Court for 9:30 a.m on 23 January 2007, notice of which is set out in Appendix VII to the scheme document, and any adjournment of that meeting;

“Scheme Creditors’ Resolution”

means a resolution of a majority in number of Scheme Creditors (other than Luxfer Group Limited) representing three-fourths in value of the Senior Notes, present and voting either in person or by proxy, at the Scheme Creditors’ Meeting to approve the Noteholder Scheme;

“Schemes”	means the Noteholder Scheme and the Shareholder Scheme;
“Scheme Shareholders”	means a registered holder of one or more Ordinary Shares and/or Preference Shares at the Voting Date;
“Senior Notes”	means the 10.125% Senior Notes due in 2009 issued under the Indenture, with ISIN numbers XS0102103990, XS0104021158 and XS0096433973;
“Shareholder”	means a registered holder of one or more Shares;
“Share Entitlement”	means the New Ordinary Shares and Deferred Shares that each Scheme Creditor (other than Luxfer Group Limited) is entitled to receive in accordance with clauses 4.18 to 4.25 of this Noteholder Scheme;
“Shareholder Scheme”

means a scheme of arrangement between the Company and certain Shareholders pursuant to section 425 of the Companies Act in the form set out in Part Five of the scheme document, with any modification, addition or condition that the Court may think fit to approve or impose;

“Shares”	means Deferred Shares, B Preference Shares, Ordinary Shares and Preference Shares;
“Termination Date”	means the second anniversary of the Effective Date of the Noteholder Scheme;
“Trustee”	means The Bank of New York, London Branch, as trustee with respect to, as applicable, the Senior Notes and New Notes;
“Voting Date”	means 5.00 p.m. London time on the date which is three Business Days prior to the Scheme Creditors’ Meeting;
“2001 Scheme”	means the Luxfer Holdings Unapproved Executive Share Option Scheme 2001 established by a trust deed dated 13 June 2001 (as amended from time to time).

2.                                     Recitals

2.1                                The Company is a public limited company incorporated on 31 December 1998. The authorised share capital of the Company as at the date of this Noteholder Scheme is £87,038,126.80, divided up as follows:

(i)                                    1,410,778 Ordinary Shares of which 1,340,240 are in issue;

(ii)                                 132,683,760 Preference Shares of which all are in issue;

(iii)                              50,000 partly paid (25%) B Preference Shares of which all are in issue; and

(iv)                             10,000,000 Deferred Shares of which 20,000 are in issue.

2.2                                The Company is proposing a financial and capital reorganisation by way of the Schemes, including this Noteholder Scheme.

2.3                                The Company has agreed to appear by counsel on the hearing of the petition to sanction this Noteholder Scheme, to consent thereto and to undertake to be bound thereby, and to execute or procure to be executed all such documents, and to do or procure to be done all such acts and things, as may be necessary or desirable to be executed or done by it, for the purpose of giving effect to this Noteholder Scheme

3.                                     Effective Date

3.1                                The effectiveness of this Noteholder Scheme is conditional upon the Shareholder Scheme being sanctioned by the Court. Subject as aforesaid, this Noteholder Scheme will come into effect on the Effective Date.

3.2                                The Company shall forthwith and no later than the Business Day immediately following the Effective Date, deliver the office copy of the order of the Court sanctioning the Shareholder Scheme pursuant to section 425 of the Companies Act to the Registrar of Companies in England and Wales for registration.

4.                                     The Scheme

Cancellation of Scheme Claims and Release of Liability

4.1                                Immediately upon the Effective Time, all Scheme Claims will be released and cancelled in full with effect from the Effective Time.

4.2                                The Company will be completely and absolutely released from any and all obligations to the Scheme Creditors in respect of any and all Scheme Claims with effect from the Effective Time. The Noteholder Scheme will also completely and absolutely release the Trustee and Depositary from all liability in respect of the Senior Notes, the Indenture, and the Deposit Agreement, and will bind all Scheme Creditors and any person who acquires Notes after the Record Date.

4.3                                Each of the Scheme Creditors hereby unconditionally authorises and directs the Depositary, on the Effective Date, to enter into, execute and deliver as a deed for itself and on behalf of each Scheme Creditor and any person to whom a Scheme Creditor has transferred Senior Notes after the Record Date, the Deed of Release, whereby any and all obligations and claims against the Company, the Company’s Advisers, the Trustee, the Depositary, the Consenting Noteholders, the Committee and the Committee’s Advisers, and each of their respective principals, agents, officers, employees and shareholders, in relation to or arising out of or in connection with any and all Scheme Claims and the Indenture, shall be released and cancelled fully and absolutely on and from the Effective Time pursuant to the terms thereof. The Scheme Creditors also hereby unconditionally authorise and direct The Bank of New York in its capacity as Custodian, Common Depositary and Trustee to enter into, execute and deliver, the Deed of Release.

4.4                                If so requested by the Company, and at the cost of the Company, a Scheme Creditor will execute and deliver the Deed of Release but amended mutatis mutandis to reflect the fact that such Scheme Creditor will execute it on its own behalf.

4.5                                Each of the Scheme Creditors hereby authorises and directs the Trustee, Common Depositary and the Custodian to enter into such further deeds, agreements or instruments or carry out such further acts, including, without limitation, the cancellation of the aggregate principal amount of the Senior Notes and accrued interest thereon, the rescission of any acceleration of the Senior Notes and the discharge of the Indenture as may be necessary or appropriate to carry out and give effect to the implementation of the Schemes.

4.6                                Each of the Scheme Creditors hereby authorises and directs the Depositary to enter into such further deeds, agreements or instruments or carry out such further acts, including, without limitation, instructing Euroclear and Clearstream to cancel all book-entry interests in the depositary interests in the Senior Notes, cancelling the depositary interests with respect to the Senior Notes, delivering the Senior Notes to the Trustee for cancellation, terminating the Deposit Agreement, as may be necessary or appropriate to carry out and give effect to the implementation of the Schemes.

Issue of New Notes

4.7                                In consideration for the release and cancellation of the Senior Notes and all Scheme Claims, the Company shall issue and the Trustee shall deliver to the Scheme Creditors, other than Luxfer Group Limited, New Notes of an aggregate amount equal to the Principal Amount, in accordance with the New Indenture. Each Scheme Creditor, other than Luxfer Group Limited, will receive New Notes issued by the Company in exchange for each £1,000 of principal face amount of the Senior Notes beneficially owned by it as at the Record Date in the following amounts:

By reference to each £1,000 of Aggregate principal face amount of New Notes equivalent to the principal face amount of the Senior sum of £521.49 plus a further amount equivalent to 2.143 pence Notes beneficially owned by the per day for each day from 1 November 2006 to the Effective Scheme Creditor as at the Date (inclusive) Record Date

The New Notes will be distributed to each Scheme Creditor through Euroclear and Clearstream at the Effective Time. New Notes will be issued in minimum denominations of £1.00 and integral multiples of £1.00 in excess thereof. The New Notes will be distributed and may be traded in minimum amounts of £1,000 and integral multiples of £1.00 in excess thereof. Where the aggregate principal face amount of New Notes that a Scheme Creditor is entitled to receive includes a fraction, such fraction will be rounded down to the nearest £1.00.

Payment of the Interest Payment by the Company to the Scheme Creditors (other than Luxfer Group Limited)

4.8                                At the Effective Time, the Company shall pay to Scheme Creditors other than Luxfer Group Limited, the Interest Payment, in the following manner:

(i)                                    a sum equivalent to £18,379.7192 per day for each day from 1 November 2006 to the Effective Date (inclusive) to be distributed through Euroclear and Clearstream to each Scheme Creditor to the extent of its respective entitlement determined by reference to the proportionate principal face amount of Senior Notes beneficially owned by it on the Record Date; and

(ii)                                 an aggregate sum of £8.5 million to be paid to the Bare Trustee (acting on behalf of the Scheme Creditors other than Luxfer Group Limited) to be utilised by the Bare Trustee as the Cash Proceeds to purchase on behalf of such Scheme Creditors (pursuant to the Shareholder Scheme) 8,700,000 New Ordinary Shares and 651,835,878,949 Deferred Shares from Non-Management Shareholders (as of the Record Date) and to bear the relevant stamp duty costs in respect of such purchases.

Authorisation of Bare Trustee

4.9                                The Scheme Creditors (other than Luxfer Group Limited) authorise the Bare Trustee to act on their behalf as their representative and nominee in relation to receipt of the Interest Payment and to utilise £8.5 million of such Interest Payments to purchase 8,700,000 New Ordinary Shares and 651,835,878,949 Deferred Shares from the Non-Management Shareholders (as of the Record Date) and pay associated stamp duty costs, pursuant to the Shareholder Scheme.

Purchase of Shares under the Shareholder Scheme

4.10                          The Company will procure that the Bare Trustee will (i) on behalf of Scheme Creditors, other than Luxfer Group Limited, purchase (pursuant to the Shareholder Scheme) 8,700,000 New Ordinary Shares and 651,835,878,949 Deferred Shares held by the Non-Management Shareholders as of the Record Date, for

the payment of £8.45 million out of the Cash Proceeds; and (ii) pay all related stamp duty costs arising on such purchase from out of the balance Cash Proceeds.

Transfer by Bare Trustee

4.11                          The Company will procure that the Bare Trustee will, after the Effective Time or as soon as practicable thereafter, transfer to the Scheme Creditors (other than Luxfer Group Limited) with Agreed Share Entitlements, up to 8,700,000 New Ordinary Shares and 651,835,878,949 Deferred Shares purchased pursuant to the Shareholder Scheme from the Non-Management Shareholders (as of the Record Date), such that each Scheme Creditor (other than Luxfer Group Limited) with an Agreed Share Entitlement will receive 66.2085 New Ordinary Shares and 4,960,585.976 Deferred Shares for each £1,000 principal face amount of Senior Notes beneficially owned by it on the Record Date. Fractional entitlements of Scheme Creditors to the New Ordinary Shares and/or Deferred Shares shall be aggregated and allocated by the Company in good faith.

4.12                          Pursuant to the Bare Trustee Appointment Agreement, the Bare Trustee will irrevocably appoint Linda Frances Seddon, Company Secretary of the Company, to effect and execute the transfers described in clause 4.11, as its attorney in its name and to act on its behalf to execute any documents in this respect, and the Bare Trustee will agree that such power of attorney will be given by way of security and will be irrevocable and in accordance with section 4 of the Powers of Attorney Act 1971.

4.13                          The Company shall pay the fees and expenses that the Bare Trustee incurs in performing its duties under the terms of this Noteholder Scheme and shall indemnify the Bare Trustee in this regard.

Authorisation

4.14                          Each of the Scheme Creditors (other than Luxfer Group Limited) hereby authorises and directs the Bare Trustee to enter into such further deeds, agreements or instruments or to carry out such further acts as may be necessary or appropriate to carry out and give effect to the implementation of the Schemes.

Cancellation of Luxfer Group Limited Notes

4.15                          Luxfer Group Limited will receive in cash interest due in full for the period 2 May 2006 to the Effective Date on the Senior Notes held by it. With effect from the Effective Time, all and any Scheme Claims of Luxfer Group Limited shall be released and cancelled in consideration of a new inter-company loan between Luxfer Group Limited (as lender) and the Company (as borrower) of an amount equivalent to £28,597,000, being the principal face amount of Senior Notes beneficially owned by Luxfer Group Limited as of the Record Date, at a fixed rate of interest at 9.50% per annum (payable six monthly in arrears) and repayable after a period of six years from the Effective Date, in accordance with the Inter-company Loan Agreement.

Board of Directors

4.16                          The Board will, in consultation with representatives of the holders of New Ordinary Shares (other than MIP Members), initially appoint two new non-executive directors to the Post-Reorganisation Board as soon as reasonably practicable after the Effective Date, and existing directors other than the Post-Reorganisation Board members will resign.

Multiple Demands for Scheme Entitlements

4.17                          Where there is more than one demand in respect of a Senior Note, the Company will be entitled not to deliver New Ordinary Shares, Deferred Shares, and New Notes or make any Interest Payment under the Noteholder Scheme in consideration for the relevant Senior Note unless and until it has been determined to its reasonable satisfaction which claimant is appropriately entitled to the relevant New Ordinary Shares, Deferred Shares, New Notes and Interest Payment under the Noteholder Scheme and in what proportions.

Determination of Share Entitlements

4.18                          All Share Entitlements will be determined by reference to the principal face amount of Senior Notes beneficially owned by a Scheme Creditor as at the Record Date and will be calculated in accordance with clause 4.11.

4.19                          Share Entitlements will be determined and agreed by the Company on the basis of and subject to its review of a duly completed Form of Noteholders’ Proxy or Distribution Notice submitted to the Company by a Scheme Creditor.

4.20                          The Company will promptly record in its register of members the Share Entitlement of each Scheme Creditor with an Agreed Share Entitlement in accordance with the details set out in such Noteholders’ Form of Proxy or Distribution Notice, or as may otherwise be determined by the Company to be appropriate in the circumstances, and will promptly send a letter to the relevant Scheme Creditor confirming such recording.

4.21                          A Scheme Creditor who has submitted a Noteholders’ Proxy Form or a Distribution Notice will provide information reasonably required by the Company to enable the Company, in its sole discretion, to determine the extent of such Scheme Creditor’s Share Entitlement in a final and binding manner.

4.22                          Share Entitlements of those Scheme Creditors who do not submit a duly completed Form of Noteholders’ Proxy within the prescribed time, will be determined on the basis of a duly completed Distribution Notice submitted to the Company no later than the Termination Date.

4.23                          Where a Distribution Notice is received by the Company before the Termination Date from a Scheme Creditor, the Company will use its reasonable endeavours to reach agreement with the Scheme Creditor concerned as to the validity of its claim and the amount of its Share Entitlement before the Termination Date, or as soon as practicable thereafter.

4.24                          Where a Scheme Creditor has not returned a Distribution Notice on or before the Termination Date, the Company will be under no obligation to consider whether and the extent to which it has a Share Entitlement and the Bare Trustee and the Company will be under no obligation to distribute the New Ordinary Shares or Deferred Shares to such Scheme Creditor.

4.25                          Scheme Creditors who have submitted a Form of Noteholders’ Proxy or a Distribution Notice will not be entitled to amend or provide further information in respect of a Scheme Claims except in response to a request for information from the Company, or as the Company shall permit in its sole discretion.

Disputed Share Entitlements

4.26                          The Company may reject a Form of Noteholders’ Proxy or a Distribution Notice in whole or in part if it is not correctly completed and signed or is invalid for any reason under any applicable law, or if the claimant has not satisfied the Company that it is a Scheme Creditor. Any Scheme Claim in respect of which a Form of Noteholders’ Proxy or Distribution Notice has been rejected will, until it has become an Agreed Share Entitlement, be a Disputed Share Entitlement. A person with a Disputed Share Entitlement will not become entitled to New Ordinary Shares or Deferred Shares in accordance with this Noteholder Scheme, unless prior to the Termination Date its Scheme Claim becomes an Agreed Share Entitlement.

Termination Date

4.27                          On the Termination Date or as soon as practicable thereafter, any New Ordinary Shares and Deferred Shares remaining with the Bare Trustee and not attributable to any Agreed Share Entitlement or the subject of any outstanding but unresolved Scheme Claim (which claim can be determined by the Company in its sole discretion in a final and binding manner), shall be transferred to a trust vehicle nominated or set up by the Company.

Share Certificates

4.28                          Not later than twenty (20) Business Days after an Agreed Share Entitlement of a Scheme Creditor has been determined by the Company, the Company shall procure that there are sent by post to the Scheme Creditor concerned, a share certificate representing its Share Entitlement.

Stay of Proceedings

4.29                          With effect from the Effective Time, no Scheme Creditor will be entitled to take any proceeding against the Company, its affiliates and their officers and directors, or any property of any of them in any jurisdiction or against the Company’s Advisers, the Trustee, the Depositary, the Bare Trustee, the Committee and the Committee’s Advisers, and each of their respective principals, agents, officers, employees and shareholders, whatsoever in respect of any liability or other claim in respect of a Scheme Claim other than a proceeding to enforce the terms of the Noteholder Scheme.

4.30                          Each Scheme Creditor agrees that, with effect from the Effective Time, neither it nor any of its affiliates will seek or be entitled to any award of equitable or monetary relief in any proceedings of any nature brought by or on behalf of any such person with respect to the Senior Notes, the Scheme Claims or the Indenture or the Deed of Release, and that it will not instruct, finance, encourage or assist any other person or entity (including the Trustee) in bringing any proceeding prohibited under this clause.

4.31                          If and to the extent that a Scheme Creditor obtains against the Company or any affiliate or officer or director, in relation to a Scheme Claim, an order, judgment, decision or award of a court or tribunal in contravention of the preceding clause, such order, judgment, decision or award will not give rise to any liability and will be disregarded when determining any right to receive entitlements under the Noteholder Scheme.

Assignments or Transfers after the Record Date

4.32                          No assignment or transfer of a Senior Note after the Voting Date will be recognised by the Company for the purposes of determining entitlements under the Noteholder Scheme, provided that where the Company has received from the relevant parties notice in writing of such assignment or transfer, the Company may, in its sole discretion and subject to the production of such other evidence as it may require and to any other terms and conditions which it may consider necessary or desirable, agree to recognise such assignment or transfer for the purposes of determining entitlements under the Noteholder Scheme.

New Indenture

4.33                          After the Effective Time or on a day as soon as is reasonably practical thereafter (and, in any event, prior to the issuance of the New Notes as provided in section 4.7 above), the Company shall enter into the New Indenture with the Trustee, which will govern the New Notes.

Inter-company Loan Agreement

4.34                          Immediately after the Effective Time, Luxfer Group Limited and the Company shall execute the Inter-company Loan Agreement.

Deposit Agreement

4.35                          Upon the cancellation of the Notes, the Company will procure that the Company and the Depositary shall terminate the Deposit Agreement.

5.                                     General Scheme Provisions

5.1                              Costs, etc.

The Company shall pay in full all costs, charges, expenses and disbursements incurred in connection with the negotiation, preparation and implementation of this Noteholder Scheme as and when they arise, including, but not limited to, the costs of holding the Scheme Creditors’ Meetings, the costs of obtaining the sanction of the Court, the costs of placing the notices required by this Noteholder Scheme, and the fees and expenses that the Bare Trustee incurs in performing its duties under the terms of this Noteholder Scheme.

5.2                              Modifications to the Noteholder Scheme

The Company may, at any hearing to sanction this Noteholder Scheme, consent on behalf of all Scheme Creditors to any modification of this Noteholder Scheme or terms or conditions that the Court may think fit to approve or impose.

5.3                              Supremacy of the Noteholder Scheme

In the event of any inconsistency or conflict between the terms of the Explanatory Statement contained in Part Two of the scheme document, and this Noteholder Scheme, the terms of this Noteholder Scheme shall prevail.

5.4                              Obligations on days other than a Business Day

If any sum is due or obligation is to be performed under the terms of this Noteholder Scheme on a date other than a Business Day, the relevant payment shall be made, or obligation performed, on the next Business Day.

5.5                              Notice

(a)                                 Any notice or other written communication to be given under or in relation to this Noteholder Scheme shall be given in writing and shall be deemed to have been duly given if it is delivered by hand or sent by post, or disseminated through the Euroclear and Clearstream in the manner that such notices are usually distributed by these clearing systems, or by airmail where it is addressed to a different country from that in which it is posted, to:

•                 in the case of the Company, its registered office, marked for the attention of the Company secretary; and

•                 in the case of a Scheme Creditor, its last known address according to the Company.

(b)                                Any notice or other written communication to be given under this Noteholder Scheme shall be deemed to have been served:

•                 if delivered by hand, on the first Business Day following delivery; and

•                 if sent by post, on the second Business Day after posting if the recipient is in the country of dispatch, otherwise on the seventh Business Day after posting;

•                 if distributed through Euroclear and Clearstream, at the end of the same Business Day that such notice was issued.

(c)                                 In proving service, it shall be sufficient proof, in the case of a notice sent by post, that the envelope was properly stamped, addressed and placed in the post; and

(d)                                The accidental omission to send any notice, written communication or other document in accordance with this clause 5.5 or the non-receipt of any such notice by any Scheme Creditor, shall not affect the provisions of this Noteholder Scheme.

5.6                              Future liquidation or administration

(a)                                 In the event that the Company enters into liquidation or administration after the Effective Date, the Company’s obligations under this Noteholder Scheme shall continue to be performed by the Company in liquidation or administration.

(b)                                This Noteholder Scheme shall be unaffected by any liquidation or administration of the Company after the Effective Date and shall, in these circumstances, continue according to its terms.

5.7                              Effective Date

(a)                                 This Noteholder Scheme shall become effective as soon as an office copy of the Order of the Court sanctioning this Noteholder Scheme under section 425 of the Companies Act shall have been delivered by or on behalf of the Company to the Registrar of Companies in England and Wales for registration in the manner set out in clause 3.

(b)                                Unless this Noteholder Scheme shall have become effective on or before 30 April 2007 or such later date, if any, as the Court may allow, it shall never become effective.

5.8                              Governing law and jurisdiction

(a)                                 This Noteholder Scheme shall be governed by, and construed in accordance with, the laws of England and Wales and the Scheme Creditors hereby agree that the Court shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of the Explanatory Statement or any provision of this Noteholder Scheme, or out of any action taken or omitted to be taken under this Noteholder Scheme or in connection with the administration of this Noteholder Scheme and, for such purposes, the Scheme Creditors irrevocably submit to the jurisdiction of the Court, provided, however, that nothing in this clause 5.8 shall affect the validity of other provisions determining governing law and jurisdiction as between the Company and any of its Scheme Creditors, whether contained in any contract or otherwise.

(b)                                This Noteholder Scheme shall take effect subject to any prohibition or condition imposed by law.

Dated 20 December 2006

Annex B

(Amended Version of the Shareholder Scheme)

PART FIVE

THE SCHEME OF ARRANGEMENT

SECTION II

THE SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE
CHANCERY DIVISION
COMPANIES COURT

IN THE MATTER OF LUXFER HOLDINGS PLC

—and—

IN THE MATTER OF THE COMPANIES ACT 1985

SCHEME OF ARRANGEMENT

(under section 425 of the Companies Act 1985)

—between—

LUXFER HOLDINGS PLC
(Incorporated and registered in England and Wales with number 3690830)

—and—

SCHEME SHAREHOLDERS

1.                                     Interpretation

In this Shareholder Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“Bare Trustee”

means a special purpose vehicle to be set up by the Company to act as bare trustee on behalf of the Scheme Creditors other than Luxfer Group Limited and, where appropriate, the ESOP, in connection with the Schemes, pursuant to the Schemes and the Bare Trustee Appointment Agreement;

“Bare Trustee Appointment Agreement”	means the Bare Trustee Appointment Agreement to be entered into between the Company and the Bare Trustee;
“Board” or “Directors”	means the directors of the Company, from time to time, the names of the current directors being set out on in section E of Part Six of the scheme document;
“Business Day”	means a day (excluding Saturday or Sunday or public holidays) on which banks in England and Wales generally are open for the transaction of normal banking business;
“Cash Proceeds”

means a sum of £8.5 million in cash (comprising part of the Interest Payment) to be paid by the Bare Trustee (acting on behalf of the Scheme Creditors, other than Luxfer Group Limited) to the Non-Management Shareholders, as consideration for the sale of 8,700,000 New Ordinary Shares and 651,835,878,949 Deferred Shares by the Non-Management Shareholders to the Bare Trustee (acting on behalf of the Scheme Creditors, other than Luxfer Group Limited) and to pay stamp duty costs related thereto;

“Close Brothers”	means Close Brothers Corporate Finance Limited;

“Companies Act”	means the Companies Act 1985, as amended;
“Company”	means Luxfer Holdings PLC, a public limited company incorporated in England and Wales with registered number 3690830;
“Court”	means the High Court of Justice in England and Wales;
“Custodian”	means The Bank of New York, London Branch, as custodian with respect to the Senior Notes in global form;
“Deferred Shareholder”	means a registered holder of one or more Deferred Shares;
“Deferred Shares”	means the deferred shares of £0.0001 each in the share capital of the Company and such further deferred shares to be allotted pursuant to the Reorganisation;
“Deposit Agreement”	means the Book-Entry Deposit Agreement dated as of 9 April 1999 between the Company, the Depositary, the Custodian and the Holder and Beneficial Owners referred to therein;
“Depositary”	means The Bank of New York Trust Company (Cayman) Limited, as Book-Entry Depositary (as defined in the Indenture);
“Effective Date”

means, with respect to each of the Schemes, the date on which the office copy of the order of the Court sanctioning the Scheme pursuant to section 425 of the Companies Act is delivered to the Registrar of Companies in England and Wales for registration, which is expected to be on or about 6 February 2007;

“Effective Time”	means the time when both the Schemes have come into effect (the Effective Date having occurred in respect of each of them);
“ESOP”	means the employee benefit trust known as The Luxfer Group Employee Share Ownership Plan 1997 established by the Company with Halifax EES Trustees International Limited as trustees;
“ESOP Share Payment”

means a sum of £50,131 to be paid, in the first instance by the ESOP to the Bare Trustee, to be utilised by the Bare Trustee (acting on behalf of the ESOP) to purchase certain Scheme Shares from the Non-Management Shareholders;

“Explanatory Statement”	means the statement set out in at Parts One and Two of the scheme document in accordance with section 426(2) of the Companies Act;
“Form of Noteholders’ Proxy”	means the form of proxy for use by Scheme Creditors in connection with the meetings of such shareholders for the purpose of the Noteholder Scheme, attached as Appendix XII to the scheme document;
“Form of Shareholders’ Proxy”	means the form of proxy for use by Shareholders in connection with the Shareholders’ Scheme Meetings, attached in Appendices XIII, XIV, XV and XVI to the scheme document;
“Forms of Proxy”	means, as applicable, the Form of Noteholders’ Proxy and the Form of Shareholders’ Proxy;
“Group”	means the Company and its Subsidiaries from time to time;
“Indenture”	means the indenture under which the Senior Notes were issued, dated as of 9 April 1999 between the Company and The Bank of New York, London Branch, as Trustee;
“Interest Payment”

means a sum of cash in full and final settlement of the outstanding interest due under the Senior Notes from 2 May 2006 to the Effective Date and cancellation of all rights and claims in respect thereof; such aggregate cash sum calculated as £8.5 million, plus a further aggregate sum of £18,379.7192 per day for each day from 1 November 2006 to the Effective Date (inclusive);

“Investment Agreement”	means the investment agreement relating to the Company dated 9 April 1999 between Ian Bannochie McKinnon Esq., and others, the Investors (as defined therein), the Company and Luxfer Group Limited;
“Management Shareholders”

means the following Shareholders holding Ordinary Shares and/or Preference Shares: (i) Brian Purves; (ii) Stephen Williams; (iii) BG Purves Retirement Trust; (iv) Christopher Dagger; (v) Linda Seddon; (vi) Andrew Butcher; (vii) Dick Hirons; (viii) Duncan Banks; (ix) James Gardella; (x) John Dibble; (xi) John Rhodes; (xii) Neil Kershaw; (xiii) Robert Bailey; and (xiv) Halifax EES Trustees International Limited, Trustees of the ESOP;

“MIP Members”

means: (i) all Management Shareholders; and (ii) Peter Haslehurst; and (iii) Edward Haughey; and (iv) Andrew Beaden, and (v) David Rix; and (vi) Michael Edwards; and (vii) Bruno Arfaoui; and (viii) Simon Tarmey; and (ix) Graham Wardlow; and (x) Christopher Barnes; and (xi) Peter Moles; and (xii) after the Effective Date, certain other senior managers of members of the Group from time to time; and / or (xiii) any pension trust or scheme holding New Ordinary Shares for the benefit of any of the above persons;

“New Articles of Association”	means the articles of association of the Company to be adopted on the Effective Date and reflecting, inter alia, the new capital structure of the Company post- Reorganisation;
“New Ordinary Shares”	means ordinary shares of £1 each in the share capital of the Company resulting from the conversion of certain Ordinary Shares and Preference Shares of the Company pursuant to the Schemes;
“Non-Management Shareholders”	means Ordinary Shareholders and Preference Shareholders other than MIP Members;
“Noteholder”

means the person with the ultimate beneficial interest in any Senior Notes (including in the form of a book-entry interest in a depositary interest in such Senior Notes), as well as (without limitation), all and any rights and authorities given to them by the Depositary pursuant to an undertaking in this regard and/or pursuant to the Indenture;

“Noteholder Scheme”

means a scheme of arrangement between the Company and the Scheme Creditors pursuant to section 425 of the Companies Act in the form set out in Part Five of the scheme document, with any modification, addition or condition that the Court may think fit to approve or impose;

“Ordinary Management Shareholders”	means Management Shareholders who hold Ordinary Shares;
“Ordinary Management Shareholders’ Scheme Meeting”

means a meeting of Ordinary Management Shareholders to approve the Shareholder Scheme convened by order of the Court for 10:00 a.m. on 23 January 2007, notice of which is set out in Appendix VIII to the scheme document, and any adjournment of that meeting;

“Ordinary Non-Management Shareholders”	means Non-Management Shareholders who hold Ordinary Shares;
“Ordinary Non-Management Shareholders’ Scheme Meeting”

means a meeting of Ordinary Non-Management Shareholders to approve the Shareholder Scheme convened by order of the Court for 10:30 a.m. on 23 January 2007, notice of which is set out in Appendix VIII to the scheme document, and any adjournment of that meeting;

“Ordinary Shareholder”	means a registered holder of one or more Ordinary Shares;
“Ordinary Shares”	means the ordinary shares of £0.6487 each in the share capital of the Company;
“Preference Management Shareholders”	means Management Shareholders who hold Preference Shares;
“Preference Management Shareholders’ Scheme Meeting”

means a meeting of Preference Management Shareholders to approve the Shareholder Scheme convened by order of the Court for 11:00 a.m. on 23 January 2007, notice of which is set out in Appendix VIII to the scheme document, and any adjournment of that meeting;

“Preference Non-Management Shareholders”	means Non-Management Shareholders who hold Preference Shares;
“Preference Non-Management Shareholders’ Scheme Meeting”

means a meeting of Preference Non-Management Shareholders to approve the Shareholder Scheme convened by order of the Court for 11:30 a.m. on 23 January 2007, notice of which is set out in Appendix VIII to the scheme document, and any adjournment of that meeting;

“Preference Shareholder”	means a registered holder of one or more Preference Shares;
“Preference Shares”	means the redeemable cumulative preference shares of £0.6487 each in the share capital of the Company;
“Record Date”	means 6.30 p.m. London time on the Business Day immediately preceding the Effective Date;
“Reorganisation”	means the reorganisation of the Company as described in Part Two of the scheme document;

“Scheme Claim”

means any claim against the Company in respect of any liability of the Company arising directly or indirectly in relation to the Senior Notes including any liability of the Company in respect of loss or damage suffered or incurred by any person as a result of investing in the Senior Notes, or pursuant to or under the terms of the Indenture, excluding, however, any claims against the Company by the Trustee pursuant to section 7.7 of the Indenture and any claims against the Company by the Depositary pursuant to section 3.06 of the Deposit Agreement;

“Scheme Creditor”	means a Noteholder as a creditor of the Company in respect of a Scheme Claim;
“Scheme Shareholders”	means a registered holder of one or more Ordinary Shares and/or Preference Shares at the Voting Date;
“Schemes”	means the Noteholder Scheme and the Shareholder Scheme;
“Senior Notes”	means the 10.125% Senior Notes due in 2009 issued under the Indenture, with ISIN numbers XS0102103990, XS0104021158 and XS0096433973;
“Shareholder”	means a registered holder of one or more Shares;
“Shareholder Notice”	means a notice in the form attached as Appendix XXI to the scheme document;
“Shareholder Scheme”

means this scheme of arrangement between the Company and Scheme Shareholders pursuant to section 425 of the Companies Act, with any modification, addition or condition that the Court may think fit to approve or impose;

“Shareholders’ Scheme Meetings”

means, as applicable, the Ordinary Management Shareholders’ Scheme Meeting, the Ordinary Non-Management Shareholders’ Scheme Meeting, the Preference Management Shareholders’ Scheme Meeting and the Preference Non-Management Shareholders’ Scheme Meeting;

“Shares”	means Deferred Shares, B Preference Shares, Ordinary Shares and Preference Shares;
“Trustee”	means The Bank of New York, London Branch, as trustee with respect to, as applicable, the Senior Notes;
“Voting Date”	means 5.00 p.m. London time on the date which is three Business Days prior to the Shareholders’ Scheme Meetings; and
“2001 Option Scheme”	means the Luxfer Holdings Unapproved Executive Share Option Scheme 2001 established by a trust deed dated 13 June 2001 (as amended from time to time).

2.                                     Recitals

2.1                                The Company is a public limited company incorporated on 31 December 1998. The authorised share capital of the Company as at the date of this Shareholder Scheme is £87,038,126.80, divided up as follows:

(i)                                    1,410,778 Ordinary Shares of which 1,340,240 are in issue;

(ii)                                 132,683,760 Preference Shares of which all are in issue;

(iii)                              50,000 partly paid (25%) B Preference Shares of which all are in issue; and

(iv)                             10,000,000 Deferred Shares of which 20,000 are in issue.

2.2                                The Company is proposing a financial and capital reorganisation by way of Schemes including this Shareholder Scheme.

2.3                                The Company has agreed to appear by counsel on the hearing of the petition to sanction this Shareholder Scheme, to submit thereto and to undertake to be bound thereby, and to execute or procure to be executed all such documents, and to do or procure to be done all such acts and things, as may be necessary or desirable to be executed or done by it, for the purpose of giving effect to this Shareholder Scheme.

3.                                     Effective Date

The effectiveness of this Shareholder Scheme is conditional upon the Noteholder Scheme coming into effect. Subject as aforesaid, the Shareholder Scheme will come into effect on the Effective Date.

4.                                     The Scheme

Cancellation of Preference Dividends

4.1                                The dividends accrued in respect of all Preference Shares up to the time of conversion shall be cancelled in full and therefore not be payable or paid. All Preference Shareholders shall agree to forfeit such dividends forever on and from the Effective Date.

New Articles of Association

4.2                                Ordinary Non-Management Shareholders and Ordinary Management Shareholders shall adopt the New Articles of Association on the Effective Date.

Conversion of Ordinary and Preference Shares

4.3                                Immediately after the Effective Time, Non-Management Shareholders as of the Record Date shall convert all Ordinary Shares and Preference Shares held by them into a combination of New Ordinary Shares and Deferred Shares.

4.4                                Upon such conversion, the Non-Management Shareholders as of the Record Date shall be entitled to:

For each Preference Share	0.07638625 New Ordinary Shares of £1 each and 5723.137529 Deferred Shares of £0.0001 each
For each Ordinary Share	0.07638625 New Ordinary Shares of £1 each and 5723.137529 Deferred Shares £0.0001 each

Fractions of shares shall be aggregated and allocated by the Company in good faith.

4.5                                Immediately after the Effective Time, Management Shareholders shall, and the Company shall procure that MIP Members (who are not Management Shareholders) shall, convert all Ordinary Shares and Preference Shares held by them into a combination of New Ordinary Shares and Deferred Shares.

4.6                                Upon such conversion, the MIP Members shall each receive:

For each Preference Share	0.064173 New Ordinary Shares of £1 each and 5845.2702953 Deferred Shares of £0.0001 each
For each Ordinary Share	0.064173 New Ordinary Shares of £1 each and 5845.2702953 Deferred Shares £0.0001 each

Fractions of shares shall be aggregated and allocated by the Company in good faith.

Cancellation of Authorised but Unissued Ordinary Share Capital

4.7                                All Non-Management Shareholders as of the Record Date and Management Shareholders shall cancel the £45,758 authorised but unissued Ordinary Share capital in the share capital of the Company.

Authorisation of Bare Trustee by the ESOP

4.8                                The ESOP will authorise the Bare Trustee to act on its behalf as its representative and nominee in relation to the purchase of 51,614 New Ordinary and 3,867,129,751 Deferred Shares held by the Non-Management Shareholders as of the Record Date.

4.9                                The ESOP will pay to the Bare Trustee the ESOP Share Payment.

Sale of Shares by Non-Management Shareholders

4.10                          Immediately after the Effective Time, all Non-Management Shareholders as of the Record Date shall sell an aggregate of 8,751,614 New Ordinary Shares and 655,703,008,700 Deferred Shares to the Bare Trustee (acting on behalf of the Scheme Creditors, other than Luxfer Group Limited, and the ESOP) free and clear from all liens, pledges, equities, charges and encumbrances and together with all rights attaching thereto on and from the Effective Time in consideration for the Bare Trustee paying £8.45 million out of the Cash Proceeds and the entire ESOP Share Payment in cash to such Non-Management Shareholders allocated upon the basis that each such member of Non-Management Shareholder will receive £0.074 in cash for each Ordinary Share and Preference Share held by such Non-Management Shareholder on the Record Date (calculated on the assumption that all £0.01 existing ESOP options have been exercised amounting to £0.971264 in cash for each New Ordinary Share held on the Record Date). All Non-Management Shareholders shall agree that upon such transfer and in consideration of receiving their share of the Cash Proceeds and the ESOP Share Payment, they will have no further interest in the share capital of the Company and accordingly, the Investment Agreement shall stand terminated with effect from the Effective Date.

4.11                          Non-Management Shareholders as of the Record Date shall irrevocably appoint Linda Frances Seddon, Company Secretary of the Company, to effect and execute the sales described in clause 4.10, as their attorney in their name and to act on their behalf to execute any documents in this respect and each Non-Management Shareholder as of the Record Date will agree that such power of attorney will be given by way of security and will be irrevocable and in accordance with section 4 of the Powers of Attorney Act 1971.

4.12                          Each Non-Management Shareholder is required to deliver the share certificates in respect of all Ordinary Shares and Preference Shares held by it to the Company Secretary of the Company within the prescribed time. Those shareholders who do not have their share certificates or have lost, misplaced, damaged or destroyed their share certificates, are required to provide a bank guarantee in respect of their missing share certificates. The Company Secretary may, in lieu of such bank guarantee, at her sole discretion, accept a deed of indemnity in the form appended to the Shareholder Notice or in such other form as the she deems acceptable. Non-Management Shareholders are also required to provide full details of their bank accounts into which their pro rata share of the Cash Proceeds should be transferred, substantially in the form appended to the Shareholder Notice. Non-Management Shareholders shall not be entitled to receive their pro rata share of the Cash Proceeds until such time as they deliver either the relevant share certificates, or a bank guarantee or deed of indemnity as contemplated above, together with their bank account details, substantially in the form of the Shareholder Notice on or before a period of two years from the Effective Date failing which their share of the Cash Proceeds will be transferred to the Company.

4.13                          The Company shall pay the fees and expenses that the Bare Trustee incurs in performing its duties under the terms of this Shareholder Scheme and shall indemnify the Bare Trustee in this regard.

Members of Management

4.14                          Management Shareholders shall, and the Company shall procure that MIP Members (who are not Management Shareholders) shall, consent to retain their converted New Ordinary Shares and Deferred Shares in the Company and shall agree that they have no objection to the sale of converted New Ordinary Shares and Deferred Shares by the Non-Management Shareholders (as of the Record Date) to the Bare Trustee (acting on behalf of the Scheme Creditors and the ESOP).

4.15                          Management Shareholders shall, and the Company shall procure that MIP Members (other than the Management Shareholders shall) who are party to the Investment Agreement will agree that this agreement will stand terminated with effect from the Effective Date.

4.16                          Each Management Shareholder is required to deliver the share certificates in respect of all Ordinary Shares and Preference Shares held by it to the Company Secretary of the Company within the prescribed time. Those shareholders who do not have their share certificates or have lost, misplaced, damaged or destroyed their share certificates, are required to provide a bank guarantee in respect of their missing share certificates. The Company Secretary may, in lieu of such bank guarantee, at her sole discretion, accept a deed of indemnity in the form appended to the Shareholder Notice or in such other form as the she deems acceptable. Management Shareholders shall not be entitled to receive the share certificates in respect of the New Ordinary Shares and Deferred Shares that they been allocated until such time as they deliver either the share certificates, or a bank guarantee or deed of indemnity as contemplated above.

Transfer by Bare Trustee

4.17                          The Bare Trustee shall, on the Effective Date or promptly thereafter, transfer 51,614 New Ordinary and 3,867,129,751 Deferred Shares purchased from the Non-Management Shareholders as of the Record Date, to the ESOP.

4.18                          Pursuant to the Bare Trustee Appointment Agreement, the Bare Trustee will irrevocably appoint Linda Frances Seddon, Company Secretary of the Company to effect and execute the transfers described in clause 4.17, as its attorney in its name and to act on its behalf to execute any documents in this respect, and the Bare Trustee will agree that such power of attorney will be given by way of security and will be irrevocable and in accordance with section 4 of the Powers of Attorney Act 1971.

Share Certificates

4.19                          Not later than two (2) Business Days after the Effective Date, the Company shall procure that there are sent to the Bare Trustee, share certificates in respect of the New Ordinary Shares and Deferred Shares which have been transferred to it pursuant to the Shareholder Scheme. The Company will send to Management Shareholders entitled to New Ordinary Shares and Deferred Shares share certificates representing such shares within twenty (20) Business Days after the Effective Date, subject to any agreements between the Company and a Management Shareholder.

Assignment of Transfers after the Record Date

4.20                          No assignment or transfer of Scheme Shares after the Voting Date will be recognised by the Company for the purposes of determining entitlements under the Shareholder Scheme, provided that where the Company has received from the relevant parties notice in writing of such assignment or transfer (which is in compliance with the Articles of Association or any contract by which it is bound), the Company may, in its sole discretion and subject to the production of such other evidence as it may require and to any other terms and conditions which it may consider necessary or desirable, agree to recognise such assignment or transfer for the purposes of determining entitlements under the Shareholder Scheme.

5.                                     General Scheme Provisions

5.1                              Costs

The Company shall pay in full all costs, charges, expenses and disbursements incurred in connection with the negotiation, preparation and implementation of this Shareholder Scheme as and when they arise, including, but not limited to, the costs of holding the Shareholders’ Scheme Meetings, the costs of obtaining the sanction of the Court, the costs of placing the notices required by this Shareholder Scheme, and the fees and expenses that the Bare Trustee incurs in performing its duties under the terms of this Shareholder Scheme.

5.2                              Modifications to the Shareholder Scheme

The Company may, at any hearing to sanction this Shareholder Scheme, consent on behalf of all Shareholders to any modification of this Shareholder Scheme or terms or conditions that the Court may think fit to approve or impose.

5.3                              Supremacy of the Shareholder Scheme

In the event of any inconsistency or conflict between the terms of the Explanatory Statement contained in Part Two of the scheme document, and this Shareholder Scheme, the terms of this Shareholder Scheme shall prevail.

5.4                              Obligations on days other than a Business Day

If any sum is due or obligation is to be performed under the terms of this Shareholder Scheme on a date other than a Business Day, the relevant payment shall be made, or obligation performed, on the next Business Day.

5.5                              Notice

(a)                                 Any notice or other written communication to be given under or in relation to this Shareholder Scheme shall be given in writing and shall be deemed to have been duly given if it is delivered by hand or sent by post, and by airmail where it is addressed to a different country from that in which it is posted, to:

(i)                                    in the case of the Company, its registered office, marked for the attention of the company secretary;

(ii)                                 in the case of a Shareholder, its address according to the register of members of the Company.

(b)                                Any notice of other written communication to be given under this Shareholder Scheme shall be deemed to have been served:

(i)                                    if delivered by hand, on the first Business Day following delivery; and

(ii)                                 if sent by post, on the second Business Day after posting if the recipient is in the country of dispatch, otherwise on the seventh Business Day after posting.

(c)                                 In proving service, it shall be sufficient proof, in the case of a notice sent by post, that the envelope was properly stamped, addressed and placed in the post.

(d)                                The accidental omission to send any notice, written communication or other document in accordance with this clause 5.5 or the non-receipt of any such notice by any Shareholder shall not affect the provisions of this Shareholder Scheme.

5.6                              Future liquidation or administration

(a)                                 In the event that the Company enters into liquidation or administration after the Effective Date, the Company’s obligations under this Shareholder Scheme shall continue to be performed by the Company in liquidation or administration.

(b)                                This Shareholder Scheme shall be unaffected by any liquidation or administration of the Company after the Effective Date and shall, in these circumstances, continue according to its terms.

5.7                              Effective Date

(a)                                 This Shareholder Scheme shall become effective as soon as an office copy of the Order of the Court sanctioning this Shareholder Scheme under section 425 of the Companies Act shall have been delivered by or on behalf of the Company to the Registrar of Companies in England and Wales for registration in the manner set out in clause 3.

(b)                                Unless this Shareholder Scheme shall have become effective on or before 30 April 2007 or such later date, if any, as the Court may allow, it shall never become effective.

5.8                              Governing law and jurisdiction

(a)                                 This Shareholder Scheme shall be governed by, and construed in accordance with, the laws of England and Wales and the Shareholders hereby agree that the Court shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of the Explanatory Statement or any provision of this Shareholder Scheme, or out of any action taken or omitted to be taken under this Shareholder Scheme or in connection with the administration of this Shareholder Scheme and, for such purposes, the Shareholders irrevocably submit to the jurisdiction of the Court, provided, however, that nothing in this clause 5.8 shall affect the validity of other provisions determining governing law and jurisdiction as between the Company and any of its Shareholders, whether contained in any contract or otherwise.

(b)                                This Shareholder Scheme shall take effect subject to any prohibition or condition imposed by law.

Dated 20 December 2006